Exhibit 99.1
Wednesday April 12, 8:16 am Eastern Time

Company Press Release

ePlus Completes Follow-On Offering

HERNDON, Va.--(BUSINESS WIRE)--April 12, 2000--ePlus inc. (NASD NM: "PLUS"), a leading provider of outsourced e-commerce supply chain management solutions, announced today the pricing of its follow- on public offering for the sale of 1,000,000 shares of common stock by the Company at $28.50 per share. The Company will receive net proceeds from the offering of approximately $26.2 million. The proceeds will be used to repay indebtedness, and for general corporate purposes including the sales and marketing of ePlusSuite, research and development, and potential acquisitions. The lead manager for the offering was J.P. Morgan & Co. and co-managers were U.S. Bancorp Piper Jaffray, First Union Securities, Inc. and Friedman, Billings, Ramsey & Co., Inc. An additional 150,000 shares may be purchased by the underwriters at the offering price, which would generate an additional $4.0 million of equity for the Company.

Phillip G. Norton, president and CEO of ePlus commented, "We are very pleased at the success of this offering. The capital will allow ePlus to aggressively pursue its goal of scaling ePlusSuite, capturing customers, and becoming the breakout leader in outsourced supply chain solutions for the middle market."

Copies of the prospectus related to this offering may be obtained from the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, N.Y 10206, attention: Syndicate Department, or from ePlus Investor Relations.

About ePlus

ePlus inc. provides Internet based supply chain management solutions with an integrated suite of products for the procurement, management, financing and disposition of operating resources. Its remotely hosted application, ePlusSuite, covers the customer's total ownership experience, beginning with the end-user order and ending with the asset disposition. ePlusSuite consists of four modules that can be operated independently or integrated seamlessly: Procure+, Manage+, Finance+ and Service+. ePlusSuite provides a comprehensive outsourcing solution that includes workflow management, procurement, order tracking and verification, asset management, tracking and reporting, financing, sales, property and use tax compliance and payment, software license compliance, technology rollout and upgrades, technical and maintenance services, and asset disposition. The company, which was founded in 1990, is headquartered in Herndon, Va., and has 16 locations in the United States.

ePlus inc. has applied to register the service marks ePlus inc., ePlusSuite, Procure+, Manage+, Finance+ and Service+.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements. Actual results may vary due to the following risks and uncertainties, including, without limitation, general economic conditions; fluctuations in operating results; its ability to effectively manage future growth, to retain and efficiently integrate our executive management team, and to identify, hire, train and retain, in a highly competitive market, individuals highly skilled in the Internet and its rapidly changing technology, the lack of long-term contracts in certain business units; its ability to enter into, and retain its existing, strategic relationships; market acceptance, rapid technological change, a decline in Internet usage, and intense competition in its market; its ability to effectively integrate the operational, managerial and financial aspects of future acquisitions; demand and competition for the Company's lease financing and equipment sales and asset management services, and the products to be leased or sold by the Company, the continued availability to the Company of adequate financing in general and for the companies mentioned in this release in particular, the ability of the Company to recover its investment in equipment through remarketing, the successful execution of its e-commerce strategy, the amount of equipment ordered, purchased and/or leased by the companies in this release, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings especially in the company's Registration Statement on Form S-3 filed on February 24, 2000, as amended. Investors are cautioned that current financial results may not be indicative of future results.

Contact:
     Kleyton L. Parkhurst
     SVP (Kparkhurst@eplus.com)
     Phone: 703-709-1924 or 703-675-0753
     Website: WWW.EPLUS.COM


                                       2